UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐           Definitive Proxy Statement
☒           Definitive Additional Materials
☐           Soliciting Material Pursuant to Rule 14a‑11(c) or Rule 14a‑12

FRED’S, INC.
(Name of Registrant as Specified in Its Charter)

_____________________________________________
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒           No fee required.
☐           Fee computed on table below per Exchange Act Rules 14a‑6(i)(4) and 0‑11.
1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:
☐           Fee paid previously with preliminary materials:
☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
FRED’S, INC.
TO BE HELD ON JUNE 15, 2017

On or about May 16, 2017, Fred’s, Inc. (the “Company”) made available a proxy statement (the “Proxy Statement”) to its shareholders in connection with its 2017 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Hyatt Place Hotel, 1220 Primacy Parkway, Memphis, Tennessee, 38119, on Thursday, June 15, 2017, at 4:00 p.m., Central Daylight Time. The record date for the Annual Meeting is March 11, 2017.
This Supplement to the Proxy Statement (this “Supplement”) amends and supplements the Proxy Statement.
PROPOSAL 1 — ELECTION OF DIRECTORS
Termination of Shareholder Rights Plan
After making the Proxy Statement available to shareholders, the Company was informed by Institutional Shareholder Services (“ISS”) that ISS had issued a recommendation to withhold votes for director nominees Thomas H. Tashjian, Michael T. McMillan, and B. Mary McNabb for failure to submit the shareholder rights agreement, dated as of December 26, 2016, between the Company and American Stock & Transfer Trust Company, LLC, as rights agent (the “Rights Agreement”) to a shareholder vote at the Annual Meeting.
On May 30, 2017, the Company entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement.  The Amendment accelerated the expiration of the Company’s preferred share purchase rights (the “Rights”) from 5:00 P.M., New York City time on June 26, 2019 to 5:00 P.M., New York City time on May 30, 2017, and had the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.
Except as described above, Proposal 1 and the description thereof contained in the Proxy Statement remain unchanged.
The Board of Directors continues to recommend unanimously that the shareholders vote “FOR” the election of all nominees to the Company’s Board of Directors.

PROPOSAL 5 — APPROVAL OF THE FRED’S, INC. 2017 LONG-TERM INCENTIVE PLAN
After making the Proxy Statement available to shareholders, the Company was informed by ISS that ISS had issued an unfavorable voting recommendation on the proposal to approve the Fred’s, Inc. 2017 Long-Term Incentive Plan (the “2017 Plan”).
ISS’ analysis considered multiple positive and negative factors when evaluating the 2017 Plan within three pillars: Estimated Cost, Plan Features and Equity Grant Practices.  Pillars and factors are weighted according to their relative importance, with a maximum of 100 potential points; a score of 53.0 points generally results in a favorable recommendation. In some cases, regardless of the score, overriding factors or an analysis of the amendments may affect the recommendation.  The 2017 Plan received a score of 63.8, but ISS issued an unfavorable voting recommendation because it interpreted the 2017 Plan to permit “reload” options, which ISS views unfavorably.
In order to address the factor identified by ISS and to recognize that it was never the Company’s intention to “reload” any options, on May 30, 2017, the Company’s Board of Directors (the “Board”) adopted the First Amendment to the 2017 Plan (the “2017 Plan Amendment”) to delete the provision which would have permitted “reload” options.  The Company has not issued “reload” options historically and does not intend to do so in the future.
Specifically, the 2017 Plan Amendment deletes last sentence of Section 6(d).  Section 6(d) now reads as follows:
“Payment for Shares. The purchase price of the Shares with respect to which an option is exercised shall be payable in full at the time of exercise in cash, Shares at fair market value, or a thereof, as the Committee may determine and subject to such terms and conditions as may be prescribed by the Committee for such purpose.

A copy of the 2017 Plan Amendment is attached to this Supplement as Appendix A.  Any reference to the last sentence of Section 6(d) of the 2017 Plan appearing in the Proxy Statement is also deleted in its entirety.

Except as described above, the 2017 Plan and the description thereof contained in the Proxy Statement remain unchanged.

The Board of Directors continues to recommend unanimously that the shareholders vote “FOR” approval of the 2017 Plan, as amended by the 2017 Plan Amendment.

Appendix A
FIRST AMENDMENT TO THE
FRED’S, INC.
2017 LONG-TERM INCENTIVE PLAN

WHEREAS, the Board of Directors (the “Board”) of Fred’s, Inc. (the “Company”) previously adopted the Fred’s, Inc. 2017 Long-Term Incentive Plan, as amended (the “2017  Plan”), reserving the right therein to amend the 2017 Plan; and
WHEREAS, the Board deems it advisable and in the best interests of the Company and its shareholders that the 2017 Plan be amended as set forth herein.
NOW, THEREFORE, the 2017 Plan is hereby amended as follows:
1.            Section 6(d) of the 2017 Plan is hereby deleted and replaced with the following:
“Payment for Shares. The purchase price of the Shares with respect to which an option is exercised shall be payable in full at the time of exercise in cash, Shares at fair market value, or a thereof, as the Committee may determine and subject to such terms and conditions as may be prescribed by the Committee for such purpose.
2.            All capitalized terms used and not otherwise defined in this Amendment have the same meanings ascribed to them in the 2017 Plan.
3.            Except as set forth herein, the 2017 Plan shall remain in full force and effect, subject to approval by the Company’s shareholders at the 2017 annual meeting of shareholders.
IN WITNESS WHEREOF, the undersigned has executed this Amendment, effective as of May 30, 2017.

FRED’S, INC.

By:	/s/ Michael K. Bloom
Name:	Michael K. Bloom
Title:	Chief Executive Officer